Exhibit 2.15

Condensed Interim Consolidated Financial Statements

Rio Novo Gold Inc.

For the Three and Nine Months Ended September 30, 2017

[Unaudited]

[Expressed in United States Dollars unless otherwise noted]

Notice to Reader

The accompanying unaudited condensed interim consolidated financial statements of Rio Novo Gold Inc. [the “Company”] have been prepared by and are the responsibility of management. The unaudited condensed interim consolidated financial statements have not been reviewed by the Company's auditors.

Rio Novo Gold Inc.

CONDENSED INTERIM CONSOLIDATED BALANCE SHEETS

[Expressed in United States Dollars unless otherwise noted]
[Unaudited]

	September 30, 2017 $	December 31, 2016 $
ASSETS
Current assets
Cash and cash equivalents [note 13]	13,536	40,609
Sundry assets and prepaid expenses [note 3]	154,175	52,749
Total current assets	167,711	93,358
Non-current assets
Plant and equipment [note 4]	5,679,739	5,688,571
Exploration and evaluation assets [note 5]	73,703,062	73,127,817
Total assets	79,550,512	78,909,746
SHAREHOLDERS' EQUITY AND LIABILITIES
Liabilities
Current liabilities
Accounts payable and other liabilities [notes 5, 9, 10 and 11]	1,998,761	2,782,391
Loans payable [notes 9 and 11]	2,751,352	2,517,774
Total current liabilities	4,750,113	5,300,165
Non-current liability
Deferred income tax liability	8,204,000	8,617,000
Total liabilities	12,954,113	13,917,165
Shareholders' equity [note 6]	66,596,399	64,992,581
Total shareholders' equity and liabilities	79,550,512	78,909,746
Nature of operations and going concern [note 1]

See accompanying notes to the unaudited condensed interim consolidated financial statements

On behalf of the Board:

[Signed] William Dorson	[Signed] Randolph Frelberg
Director	Director

Rio Novo Gold Inc.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF INCOME [LOSS] AND COMPREHENSIVE INCOME [LOSS]

[Expressed in United States Dollars unless otherwise noted]
[Unaudited]

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	$	$	$	$

EXPENSES	182,497	361,751	766,616	1,397,620
Administrative expenses [note 8]

Loss before other expenses	(182,497)	(361,751)	(766,616)	(1,397,620)

OTHER EXPENSES	(3,394)	(20,546)	(68,582)	(121,481)
Interest and other expense
Depreciation	(437)	(424)	(1,301)	(3,141)
Foreign exchange gain [loss]	(60,262)	9,793	(72,273)	(52,287)

Total other expenses	(64,093)	(11,177)	(142,156)	(176,909)

Loss before income tax [recovery] provision	(246,590)	(372,928)	(908,772)	(1,574,529)
Income tax [recovery] provision - deferred	(778,000)	80,000	(413,000)	(6,447,000)

Income [loss] and comprehensive income [loss]	531,410	(452,928)	(495,772)	4,872,471
Net income [loss] per share
Basic and diluted	0.00	(0.00)	(0.00)	0.03

Weighted average number of shares outstanding - basic	178,754,016	151,482,253	175,502,497	144,194,620
Weighted average number of shares outstanding - diluted	179,191,516	151,482,253	175,502,497	144,972,745

See accompanying notes to the unaudited condensed interim consolidated financial statements

Rio Novo Gold Inc.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

[Expressed in United States Dollars unless otherwise noted] [Unaudited]

	Number of ordinary shares	Contributed capital	Equity settled share-based payments reserve	Deficit	Total
		$	$	$	$

Balance, December 31, 2015	137,711,139	96,057,903	1,491,730	(38,161,278)	59,388,355
Shares-for-debt [note 6[a]]	13,771,114	1,126,553	-	-	1,126,553
Stock options expired	-	1,329,334	(1,329,334)	-	-
Share-based payments [note 7]	-	-	35,755	-	35,755
Net income and comprehensive income for the period	-	-	-	4,872,471	4,872,471

Balance, September 30, 2016	151,482,253	98,513,790	198,151	(33,288,807)	65,423,134

Balance, December 31, 2016	151,482,253	98,540,255	185,738	(33,733,412)	64,992,581
Shares-for-debt [note 6[b]]	15,000,000	951,422	-	-	951,422
Private placement [note 6[c]]	12,271,763	1,125,517	-	-	1,125,517
Share-based payments [note 7]	-	-	22,651	-	22,651
Net loss and comprehensive loss for the period	-	-	-	(495,772)	(495,772)

Balance, September 30, 2017	178,754,016	100,617,194	208,389	(34,229,184)	66,596,399

See accompanying notes to the unaudited condensed interim consolidated financial statements

Rio Novo Gold Inc.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

[Expressed in United States Dollars unless otherwise noted]
[Unaudited]

Nine Months Ended September 30,	2017 $	2016 $
OPERATING ACTIVITIES
Net [loss] income for the period	(495,772)	4,872,471
Add [deduct] items not affecting cash
Depreciation	1,301	3,141
Share-based payments	22,651	35,755
Income tax recovery - deferred	(413,000)	(6,447,000)
	(884,820)	(1,535,633)
Changes in non-cash working capital balances:
Sundry assets and prepaid expenses	(101,426)	(121,015)
Accounts payable and other liabilities	216,370	1,519,770
Cash [used in] operating activities	(769,876)	(136,878)
INVESTING ACTIVITIES
Exploration and evaluation assets
- Costs	(1,565,218)	(346,549)
Plant and equipment
- Purchases	(2,496)	(7,032)
Cash [used in] investing activities	(1,567,714)	(353,581)
FINANCING ACTIVITIES
Security issuances [note 6[c]]	1,125,517	-
Loans payable [note 9]	1,185,000	475,390
Cash provided by financing activities	2,310,517	475,390
Net change in cash and cash equivalents	(27,073)	(15,069)
Cash and cash equivalents, beginning of period	40,609	59,906
Cash and cash equivalents, end of period	13,536	44,837
Supplemental cash flow information [note 13]

See accompanying notes to the unaudited condensed interim consolidated financial statements

Rio Novo Gold Inc.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]
[Unaudited]

September 30, 2017

1.      NATURE OF OPERATIONS AND GOING CONCERN

Rio Novo Gold Inc. [the “Company” or “Rio Novo”] is a limited company by shares, established in accordance with the laws of the Territory of the British Virgin Islands. The Company’s registered office is located at the Morgan & Morgan Building, Pasea Estate, Road Town, Tortola, British Virgin Islands. The Company maintains operating offices at Av. das Americas 8445, sala 517, Barra da Tijuca, Rio de Janeiro, Brazil, and Cra 19 N° 72-61, Urb. Santa Clara, Manizales, Colombia, and has a corporate office at The Canadian Venture Building, 82 Richmond Street East, Toronto, Ontario, M5C 1P1. The Company is controlled by Northwestern Enterprises Ltd. [“Northwestern”]. Northwestern has shown a willingness to continue funding Rio Novo on a care and maintenance basis for the remainder of fiscal 2017 and fiscal 2018.

The principal business of the Company is the acquisition, exploration and development of mineral property interests located in Brazil and Colombia. To date, the Company has not earned any revenue from operations.

The business of mineral exploration involves a high degree of risk and there can be no assurance that the Company’s exploration programs will result in profitable mining operations. The Company’s continuing existence is dependent upon the discovery of economically recoverable resources, securing and maintaining title to and beneficial interest in exploration property interests, the ability to obtain the necessary financing to complete exploration, development and construction of a mine and processing facilities, obtaining certain government approvals and attaining profitable production. There can be no assurance that the Company will be able to raise sufficient funds as and when required.

The Company is currently in the process of exploring the exploration property interests under government granted permits and has not yet determined whether these interests contain reserves that are economically recoverable. The exploration property interests are located outside of Canada and are subject to the risk of foreign investment, including increases in taxes and royalties, renegotiation of permits and currency exchange fluctuations.

Although the Company has taken steps to verify title to the properties on which it is conducting exploration, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title. Property title may be subject to unregistered prior agreements and noncompliance of regulatory requirements.

Rio Novo is at an early stage of development and as is common with many exploration companies, it raises financing for its exploration and acquisition activities. The Company had a working capital deficit balance of $4,582,402 at September 30, 2017 and use of cash in operating activities of $769,876 for the nine months ended September 30, 2017. Management is actively pursuing funding options, being financing [debt or equity] and alternative funding options, required to meet the Company's requirements on an ongoing basis.

Rio Novo Gold Inc.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]
[Unaudited]

September 30, 2017

1.      NATURE OF OPERATIONS AND GOING CONCERN [Continued]

During fiscal 2016 and as of the date of approving these financial statements, the financial market climate has been very difficult for Rio Novo. In addition, the Company has put its activities in Brazil on care and maintenance and corporate office costs have been reduced to very low levels. Rio Novo will continue to undertake additional measures to further reduce corporate overhead costs. Due to the challenging economic environment, the Company does not plan to spend any additional funds on the Almas Gold Project or other projects until capital market conditions improve for junior mining companies. The Company will maintain its projects on a care and maintenance basis, until such markets improve.

The Company intends to fund its ongoing working capital activities from equity financings and shareholder loans, if available, and asset sales, if purchasers can be found and management decides to sell certain assets. Any funds raised will allow the Company to maintain its reporting issuer status and retain key people until an additional financing [debt or equity] is completed. However, there is no assurance this will be completed.

Although the Company has been successful in raising funds to date, there can be no assurance that adequate or sufficient funding will be available in the future, or available under terms acceptable to the Company. These circumstances indicate the existence of material uncertainties which cast significant doubt as to the ability of the Company to meet its business plan and obligations as they come due, and accordingly, the appropriateness of the use of the accounting principles applied to a going concern.

These unaudited condensed interim consolidated financial statements have been prepared on a going concern basis. The going concern basis of presentation assumes that the Company will continue in operation for the foreseeable future and be able to realize its assets and discharge its liabilities and commitments in the normal course of business. These unaudited condensed interim consolidated financial statements do not include any adjustments to the carrying values of assets and liabilities that would be necessary if the Company were unable to obtain adequate financing. Such adjustments could be material.

2.    SIGNIFICANT ACCOUNTING POLICIES

Statement of compliance

The Company applies International Financial Reporting Standards ["IFRS"] as issued by the International Accounting Standards Board [“IASB”]. These unaudited condensed interim consolidated financial statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting. Accordingly, they do not include all of the information required for full annual financial statements required by IFRS as issued by the IASB.

The policies applied in these unaudited condensed interim consolidated financial statements are based on IFRSs issued and outstanding as of November 9, 2017, the date the Board of Directors approved the statements. The same accounting policies and methods of computation are followed in these unaudited condensed interim consolidated financial statements as compared with the most recent annual consolidated financial statements as at and for the year ended December 31, 2016. Any subsequent changes to IFRS that are given effect in the Company’s annual consolidated financial statements for the year ending December 31, 2017 could result in restatement of these unaudited condensed interim consolidated financial statements.

Rio Novo Gold Inc.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]
[Unaudited]

September 30, 2017

2.    SIGNIFICANT ACCOUNTING POLICIES [Continued]

Recent Accounting Pronouncements

IFRS 9, Financial Instruments ["IFRS 9"] was issued by the IASB on November 12, 2009 and will replace IAS 39, "Financial Instruments: Recognition and Measurement" ["IAS 39"]. IFRS 9 replaces the multiple rules in IAS 39 with a single approach to determine whether a financial asset is measured at amortized cost or fair value and a new mixed measurement model for debt instruments having only two categories: amortized cost and fair value. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39. IFRS 9 will be effective as at January 1, 2018 with early adoption permitted. The Company is in the process of assessing the impact of this pronouncement.

3.    SUNDRY ASSETS AND PREPAID EXPENSES

	September 30,	December 31,
	2017	2016
	$	$

Sales tax receivable	17,315	12,651
Accounts receivable	102,599	22,767
Prepaid expenses	34,261	17,331
	154,175	52,749

4.     PLANT AND EQUIPMENT

	Furniture and Fixtures	Computers	Equipment	Leaseholds	Total
Cost	$	$	$	$	$

At December 31, 2016	27,718	530,147	5,558,252	220,953	6,337,070
Additions	-	-	2,496	-	2,496
Write-off	-	(80)	-	-	(80)

At September 30, 2017	27,718	530,067	5,560,748	220,953	6,339,486

Rio Novo Gold Inc.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]
[Unaudited]

September 30, 2017

4.     PLANT AND EQUIPMENT [Continued]

Accumulated	Furniture and Fixtures	Computers	Equipment	Leaseholds	Total
Depreciation	$	$	$	$	$

At December 31, 2016	22,477	520,683	40,121	65,218	648,499
Depreciation	580	920	6,251	3,497	11,248

At September 30, 2017	23,057	521,603	46,372	68,715	659,747

	Furniture and Fixtures	Computers	Equipment	Leaseholds	Total
Net Book Value	$	$	$	$	$

At December 31, 2016	5,241	9,464	5,518,131	155,735	5,688,571

At September 30, 2017	4,661	8,464	5,514,376	152,238	5,679,739

The Company's mill is included in equipment and is currently unconstructed and in storage as the property is on care and maintenance. No depreciation expense has been recorded in relation to the mill.

5.     EXPLORATION AND EVALUATION ASSETS

Continuity of exploration and evaluation assets is as follows:

	Matupá Gold Project (Brazil)	Almas Gold Project (Brazil)	Tolda Fria Gold Project (Colombia)	Total
	$	$	$	$
Balance, December 31, 2016	17,359,970	48,121,585	7,646,262	73,127,817
Additions	15,337	372,099	187,809	575,245

Balance, September 30, 2017	17,375,307	48,493,684	7,834,071	73,703,062

Rio Novo Gold Inc.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]
[Unaudited]

September 30, 2017

5.     EXPLORATION AND EVALUATION ASSETS [Continued]

On August 4, 2016, the Company entered into an amended agreement of the Vira Saia and Nova Prata exploration licences requiring payment of $1,000,000 by January 31, 2017 for prior year payments which is included in accounts payable and other liabilities at December 31, 2016. On February 20, 2017, the Company made this payment and the agreement is in good standing.

An additional payment of $1,000,000 is payable 12 months after the commencement of production in the area of the Matupá prospect exploration license. Also, if the Company does not reach production on the Almas Gold Project by July 25, 2017 (subsequently changed to October 25, 2017), additional annual payments of $400,000 will be due until the project reaches production. Rio Novo senior management has negotiated and signed a second amendment to the original 2011 agreement. The second amendment modifies the date of the $400,000 payment scheduled for July 25, 2017 to the new due date of October 25, 2017. The remaining payment conditions in the agreement are unaltered. Rio Novo is in discussions for an additional extension of 90 days on the $400,000 payment due on October 25, 2017.

If the Company does not maintain its interest in the underlying properties, material write-downs would be required.

On June 30, 2017, the Company announced that it has been advised that a first instance decision has been made by the Administrative Tribunal in Caldas State, Colombia in the class action proceeding commenced in 2011 by the Society of Public Improvements against the Colombian Ministry of Mines and Energy. The decision temporarily suspends activities in an area that includes the Company’s Tolda Fria project.

The Tolda Fria project has valid title from the National Mining Agency and holds the required environmental permit from Corpocaldas, the pertinent environmental regulatory agency. The Company and local counsel are reviewing the decision to determine the next course of action to pursue.

6.    SHAREHOLDERS' EQUITY

Under the BVI Act there is no concept of authorized capital. Companies may be authorized to issue a specific number of shares or an unlimited number of shares. Shares may be issued with or without a par value and in any currency. The BVI Act also permits fractional shares.

[a]  On May 25, 2016, Rio Novo completed a non-brokered private placement of 13,771,114 ordinary shares of the Company to Cyprus River Holdings Ltd. [“Cyprus River”], at an issue price of Cdn $0.1050 per ordinary share for an aggregate subscription amount of Cdn $1,445,967 [or $1,126,553]. This private placement has been made pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on May 10, 2016. The full subscription amount has been applied to satisfy an equal principal amount owing by the Company to Cyprus River, as follows:

(i)	the promissory note dated December 11, 2015 in the principal amount of $230,000;

(ii)	the promissory note dated June 9, 2015 in the principal amount of $150,000;

(iii)	the promissory note dated December 12, 2014 in the principal amount of $216,000;

Rio Novo Gold Inc.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]
[Unaudited]

September 30, 2017

6.    SHAREHOLDERS' EQUITY [Continued]

(iv)	the promissory note dated December 21, 2015 in the principal amount of $110,000;

(v)	the promissory note dated July 2, 2014 in the principal amount of $152,752;

(vi)	the promissory note dated January 23, 2015 in the principal amount of $200,000; and

(vii)	$67,801 of the principal amount owing under the promissory note dated July 30, 2014 in the principal amount of $375,000 issued by the Company to Cyprus River.

[b]   On January 6, 2017, Rio Novo completed a non-brokered private placement of 15,000,000 ordinary shares of the Company to Northwestern, at an issue price of Cdn $0.085 per ordinary share for an aggregate subscription amount of Cdn $1,275,000 [$951,422].

This private placement has been made pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into between the Company and Northwestern. The number of ordinary shares to be issued is equal to 9.9% of the currently outstanding ordinary shares. The full subscription amount has been applied to satisfy an equal principal amount owing by the Company to Northwestern, as follows:

(i)	the promissory note dated August 19, 2015 in the principal amount of $65,000;

(ii)	the promissory note dated February 26, 2016 in the principal amount of $95,000;

(iii)	the promissory note dated March 6, 2015 in the principal amount of $200,000;

(iv)	the promissory note dated October 10, 2014 in the principal amount of $150,000;

(v)	the promissory note dated April 20, 2016 in the principal amount of $90,617;

(vi)	the promissory note dated April 17, 2015 in the principal amount of $200,000;

(vii)	the promissory note dated October 20, 2015 in the principal amount of $150,000; and

(viii)	$805 of the principal amount owing under the promissory note dated May 5, 2016 in the principal amount of $68,773 issued by the Company and held by Northwestern.

[c]   On February 15, 2017, Rio Novo completed a non brokered private placement of 12,271,763 ordinary shares of the Company to Adair Investments Ltd., a private Bahamas based company, at an issue price of Cdn $0.12 per share, for an aggregate subscription amount of Cdn $1,472,612 [$1,125,517].

The funds were used for working capital and to make the $1 million payment on the option acquisition agreements of the Vira Saia and Nova Prata exploration licenses, which was completed on February 20, 2017. See note 5.

Rio Novo Gold Inc.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]
[Unaudited]

September 30, 2017

6.    SHAREHOLDERS' EQUITY [Continued]

At September 30, 2017, Rio Novo had 178,754,016 [December 31, 2016 - 151,482,253] ordinary shares issued and outstanding. The Company's contributed capital is $100,617,194 [December 31, 2016 - $98,540,255], which was subscribed by its shareholders and includes expired stock options.

7.    STOCK OPTIONS

The following table reflects the continuity of stock options for the periods presented:

		Weighted average
	Number of	exercise price stock
	options	$
		[Cdn]

Outstanding, December 31, 2015	2,867,000	0.86
Granted [1][2]	1,650,000	0.09
Expired	(1,067,000)	1.66
Outstanding, September 30, 2016	3,450,000	0.25

		Weighted average
		exercise price
	Number of stock	$
	options	[Cdn]

Outstanding, December 31, 2016	3,400,000	0.24
Expired	(490,000)	0.80
Outstanding, September 30, 2017	2,910,000	0.15
Exercisable, September 30, 2017	1,726,666	0.18

The following table summarizes information about stock options outstanding at September 30, 2017:

	Exercise price $	Options outstanding #	Options exercisable #	Expiry date	Average remaining contractual life [years]
Cdn	0.25	1,010,000	1,010,000	January 16, 2018	0.30
Cdn	0.11	250,000	166,666	September 29, 2020	3.00
Cdn	0.08	1,250,000	416,667	January 13, 2021	3.29
Cdn	0.13	400,000	133,333	March 29, 2021	3.50
		2,910,000	1,726,666		2.25

Rio Novo Gold Inc.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]
[Unaudited]

September 30, 2017

7.     STOCK OPTIONS [Continued]

[1] On January 14, 2016, the Company granted 1,250,000 options to officers, employees and directors of the Company. The options have an exercise price of Cdn $0.075 and expire on January 13, 2021. The options vest 1/3 after 12 months, 1/3 after 24 months and 1/3 after 36 months. The fair value of the options granted have been estimated at the date of grant using the Black-Scholes option pricing model, using the following assumptions: an average risk free interest rate of 0.51%; an average expected volatility factor of 122% based on historical trends; an expected dividend yield of nil; and an expected life of 5 years. The fair value of the options was estimated at $58,295. For the three and nine months ended September 30, 2017, the impact on salaries and benefits was $4,046 and $13,761, respectively [three and nine months ended September 30, 2016 - $8,904 and $23,749, respectively] [cumulative - $46,417].

[2] On March 30, 2016, the Company granted 400,000 options to officers, employees and directors of the Company. The options have an exercise price of Cdn $0.13 and expire on March 29, 2021. The options vest 1/3 after 12 months, 1/3 after 24 months and 1/3 after 36 months. The fair value of the options granted have been estimated at the date of grant using the Black-Scholes option pricing model, using the following assumptions: an average risk free interest rate of 0.64%; an average expected volatility factor of 127% based on historical trends; an expected dividend yield of nil; and an expected life of 5 years. The fair value of the options was estimated at $33,678. For the three and nine months ended September 30, 2017, the impact on salaries and benefits was $2,340 and $8,890, respectively [three and nine months ended September 30, 2016 - $5,146 and $12,006, respectively] [cumulative - $26,041].

8.      ADMINISTRATIVE EXPENSES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	$	$	$	$

Salaries and benefits	7,662	174,148	193,988	932,890
Professional fees	98,868	103,498	308,512	217,447
Office and general	45,546	65,488	161,410	181,400
Travel	17,197	16,533	43,163	29,923
Regulatory fees	13,224	2,084	59,543	35,960
Total	182,497	361,751	766,616	1,397,620

Rio Novo Gold Inc.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]
[Unaudited]

September 30, 2017

9.     LOANS PAYABLE

The following table summarizes information regarding promissory notes outstanding at September 30, 2017:

Promissory notes outstanding [a]
Issue date	Amount ($)	Lender	Interest rate (%) [b]	Due date
May 10, 2016	67,968	Northwestern	5.397	November 10, 2017 [e]
May 10, 2016	307,199	Northwestern	5.397	November 10, 2017 [e]
June 9, 2016	115,000	Northwestern	5.397	June 9, 2017 [i]
August 12, 2016	33,000	Northwestern	5.397	August 12, 2017 [i]
September 1, 2016	41,000	Northwestern	5.397	September 1, 2017 [i]
September 23, 2016	32,000	Northwestern	5.397	September 23, 2017 [i]
November 15, 2016	112,965	Northwestern	5.397	May 15, 2017 [i]
December 22, 2016	77,220	Northwestern	5.397	June 20, 2017 [i]
December 23, 2016	780,000	Northwestern	5.397	June 21, 2017 [i]
January 27, 2017 [c]	230,000	Northwestern	5.397	July 27, 2017 [i]
March 15, 2017 [d]	118,000	Northwestern	5.397	September 15, 2017 [i]
April 7, 2017 [f]	132,000	Northwestern	5.397	October 7, 2017 [i]
April 28, 2017 [g]	173,000	Northwestern	5.397	October 28, 2017 [i]
June 6, 2017 [h]	157,000	Northwestern	5.397	December 6, 2017
July 12, 2017 [j]	117,000	Northwestern	5.397	January 11. 2018
August 9, 2017 [k]	119,000	Northwestern	5.397	February 8, 2018
September 6, 2017 [l]	139,000	Northwestern	5.397	March 8, 2018
	2,751,352

[a] As at September 30, 2017, aggregate interest expense related to the promissory notes referred to in the schedule above amounted to $185,377 [December 31, 2016 - $97,426] and this amount is included in accounts payable and other liabilities.

[b] Interest shall accrue daily and shall be calculated and payable in arrears on the due date.

[c] On January 27, 2017, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $230,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on July 27, 2017. Interest on the $230,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

[d] On March 15, 2017, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $118,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on September 15, 2017. Interest on the $118,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

[e] Extended for an additional six months to the dates indicated in the table above.

Rio Novo Gold Inc.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]
[Unaudited]

September 30, 2017

9.     LOANS PAYABLE [Continued]

[f] On April 7, 2017, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $132,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on October 7, 2017. Interest on the $132,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

[g] On April 28, 2017, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $173,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on October 28, 2017. Interest on the $173,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

[h] On June 6, 2017, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $157,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on December 6, 2017. Interest on the $157,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

[i] Extension of the due dates of the promissory notes are being negotiated with Northwestern. There is no guarantee that such negotiations will result in the Company extending the due dates of the promissory notes.

[j] On July 12, 2017, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $117,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on January 11, 2018. Interest on the $117,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

[k] On August 9, 2017, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $119,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on February 8, 2018. Interest on the $119,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

[l] On September 6, 2017, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $139,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on March 8, 2018. Interest on the $139,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

Rio Novo Gold Inc.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]
[Unaudited]

September 30, 2017

10.      DEFERRED SHARE UNITS ["DSUs"]

A summary of the DSU transactions during the periods presented are as follows:

	Number of DSUs	Fair Value ($)
Outstanding, December 31, 2015	6,006,089	315,585
Issued	445,223	71,279
Mark to market adjustment	-	645,975
To be issued	-	12,460
Outstanding, September 30, 2016	6,451,312	1,045,299

	Number of
	DSUs	Fair Value ($)
Outstanding, December 31, 2016	7,562,750	690,205
Cancelled	(1,033,611)	(144,980)
Issued	160,054	14,107
Settled	(649,132)	(49,854)
To be issued	-	28,068
Mark to market adjustment	-	22,899
Outstanding, September 30, 2017	6,040,061	560,445

On February 3, 2017, at a special meeting of shareholders, shareholders approved amendments to the DSU Plan that provide the Company with the ability to settle DSUs by issuing ordinary shares from treasury.

For the three and nine months ended September 30, 2017, the impact on salaries and benefits was [$68,767] and [$129,760], respectively [three and nine months ended September 30, 2016 - $96,356 and $729,714, respectively]. The DSU's were issued as compensation for directors and severance for employees who were terminated during the periods presented. As at September 30, 2017, $560,445 [December 31, 2016 - $690,205] relating to the fair value of the DSUs has been included in accounts payable and other liabilities.

During the year ended December 31, 2015, two directors resigned, allowing the vesting of 1,207,350 DSUs. In addition, during the year ended December 31, 2016, 2,233,918 DSUs held by former employees vested. As at September 30, 2017, 649,132 DSUs held by former employees were settled for cash and the remaining 2,792,136 DSUs remain outstanding. Management is considering its options on how to settle its DSU obligations at the date of these unaudited condensed interim consolidated financial statements.

Rio Novo Gold Inc.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]
[Unaudited]

September 30, 2017

11.    RELATED PARTY TRANSACTIONS

[a]  During the three and nine months ended September 30, 2017, the Company paid professional fees of $10,636 and $37,865, respectively [three and nine months ended September 30, 2016 - $10,111 and $31,694, respectively] to Marrelli Support Services Inc. [“Marrelli Support”], an organization of which Carmelo Marrelli is President. Mr. Marrelli is the Chief Financial Officer of Rio Novo. These services were incurred in the normal course of operations for general accounting and financial reporting matters. Marrelli Support also provides bookkeeping services to the Company. As at September 30, 2017, Marrelli Support is owed $15,815 [December 31, 2016 - $16,824]. This amount was included in accounts payable and other liabilities and was unsecured, non-interest bearing and due within 30 days.

[b] During the three and nine months ended September 30, 2017, the Company paid professional fees of$ 2,651 and $8,659, respectively [three and nine months ended September 30, 2016 - $3,154 and $9,849, respectively] to DSA Corporate Services Inc. ["DSA"], an organization of which Mr. Marrelli controls. Mr. Marrelli is also the corporate secretary and sole director of DSA. These services were incurred in the normal course of operations for corporate secretarial matters. All services were made on terms equivalent to those that prevail with arm's length transactions. As at September 30, 2017, DSA is owed $1,917 [December 31, 2016 - $6,978]. This amount was included in accounts payable and other liabilities and was unsecured, non-interest bearing and due within 30 days.

[c]   At September 30, 2017, Northwestern held an aggregate of 117,037,414 ordinary shares representing approximately 65% of the issued and outstanding ordinary shares of Rio Novo. The remaining 61,716,602 ordinary shares, representing approximately 35% of Rio Novo’s issued and outstanding ordinary shares are widely held, except for 1,421,230 shares held by the other directors and officers of the Company. These holdings can change at any time at the discretion of the owner.

See also note 9 with respect to loans advanced to the Company by Northwestern.

[d]   Remuneration, other than consulting fees of directors and key management personnel of the Company was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	$	$	$	$

Salaries and benefits [1]	62,405	83,156	81,078	353,746
Share-based payments	5,318	11,695	18,779	29,903

	67,723	94,851	99,857	383,649

[1] Included in salaries and benefits are director fees. The Board of Directors do not have employment or service contracts with the Company. They are entitled to director fees and stock options for their services. Director fees owed at September 30, 2017 amounted to $21,960 [December 31, 2016 - $20,411]. In addition, the former Chief Executive Officer ["CEO"] and a current director is owed $119,168 [December 31, 2016 - $nil] for his salary while acting as the Company's CEO. These amounts are included in accounts payable and other liabilities and are due on demand, unsecured and non-interest bearing.

Rio Novo Gold Inc.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
[Expressed in United States Dollars unless otherwise noted]
[Unaudited]

September 30, 2017

12.      SEGMENTED INFORMATION

At September 30, 2017, the Company operates primarily in two reportable operating segments, being the exploration of gold properties in Brazil and Colombia. The Company maintains a branch office in Toronto, Canada. As at September 30, 2017, total assets amounted to $79,550,512 [Brazil - $71,628,760, Canada - $45,468 and Colombia - $7,876,284]. At December 31, 2016, total assets amounted to $78,909,746 [Brazil - $71,165,151, Canada - $54,701 and Colombia - $7,689,894].

13.     SUPPLEMENTAL CASH FLOW INFORMATION

Cash and cash equivalents consist of:

	September 30,	September 30,
	2017	2016
	$	$

Cash	13,536	44,837

Non-cash investing and financing activities consist of:

	September 30,	September 30,
	2017	2016
	$	$
Accrued exploration and evaluation expenses	(1,000,000)	-
Depreciation capitalized to exploration and evaluations assets	9,947	14,624
Shares issued on conversion of promissory notes and accrued interest	951,422	-

- 18 -